FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS SECOND QUARTER 2014 RESULTS AND INCREASES DISTRIBUTION

OKLAHOMA CITY, OKLAHOMA, August 11, 2014 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•
Increased the quarterly cash distribution to $0.585 per unit, or $2.34 per unit on an annualized basis, compared to $0.58 per unit, or $2.32 per unit on an annualized basis for the first quarter of 2014

•	Coverage Ratio for the second quarter of 2014, including a full quarter of revenue from the effective date of the purchase of EFS and RPS, is estimated to be in the range of 1.15 - 1.25x

•	Increased average daily production to 4,835 Boe/d, which represents a 6% increase over the first quarter of 2014 and a 37% increase compared to the second quarter of 2013

•	Adjusted EBITDA of $11.4 million for the second quarter of 2014

•	Net income of $1.6 million, or $0.11 per basic and diluted common unit, for the second quarter of 2014

“In the second quarter of 2014, we closed our largest acquisition to date, increased overall production, and increased our quarterly cash distribution for the fourth time,” said Kristian Kos, President and Chief Executive Officer. “I believe that with the acquisition of EFS and RPS, our oilfield services division will provide a catalyst for earnings growth and improving coverage ratios on a go-forward basis.”

Exploration and Production Operational Results
The following table reflects production, pricing and cost for the second quarter of 2014 compared to the first quarter of 2014 and second quarter of 2013.

	Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Production volumes:
Oil (Bbls)	43,625	40,681	18,059
Natural gas (Mcf)	927,828	988,216	658,792
NGLs (Bbls)	241,695	205,583	192,740
Total production volumes (Boe)	439,958	410,967	320,598
Average daily volumes (Boe)	4,835	4,566	3,523

Average price:
Oil (per Bbl)	$100.91	$97.02	$90.59
Natural gas (per Mcf)	$4.15	$5.43	$4.01
NGL (per Bbl)	$35.03	$46.40	$33.05
Total, excluding derivatives (per Boe)	$38.00	$45.87	$33.22
Realized loss on derivative settlements (per Boe)	$(2.24)	$(5.91)	$(0.37)
Total, including derivatives (per Boe)	$35.76	$39.96	$32.85

Average production costs (per Boe)	$10.26	$10.96	$8.82

Production increases are attributable to recently drilled and completed wells coming online while average production cost per Boe remained relatively flat with the first quarter of 2014.

Oilfield Services Results
On June 26, 2014, the Partnership acquired all of the outstanding membership interests in EFS and RPS with an effective date of March 31, 2014. EFS and RPS specialize in providing services to oil and natural gas exploration and production companies that increase the safety and efficiencies in pressure-related processes during the completion phase of a well, with a specific focus on well testing and flowback services. EFS and RPS operate primarily in Oklahoma, Texas, Pennsylvania, and Ohio. Total cash paid, common units issued, and debt assumed for the EFS/RPS acquisition was approximately $117 million including approximately $9 million of common units that were issued for the retention of EFS and RPS employees. Revenue for the oilfield services segment was $10.1 million for the second quarter of 2014. Including EFS and RPS historical results of operations from the effective date, revenue for the oilfield services segment would have been $39.2 million for the second quarter of 2014.

Use of Non-GAAP Financial Measures
New Source presents Adjusted EBITDA, Distributable Cash Flow (“DCF”) and Distributable Cash Flow Coverage Ratio (“Coverage Ratio”), which are non-GAAP financial measures, in this press release.  New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense, non-recurring advisory fees and transaction expenses, loss (gain) on derivative contracts net of cash paid on settlement of derivative contracts and other non-recurring gains and losses.  New Source defines DCF as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures, as defined below.  New Source calculates its Coverage Ratio using DCF generated during the period compared to the aggregate cash distributions paid with respect to the period.

Estimated maintenance capital expenditures represent New Source’s estimate of the amount of capital expenditures necessary to maintain the revenue generating capabilities of its assets at current levels over the long term.  Following the acquisition of MCE, LP, management and the Board of Directors changed the method of estimating maintenance capital expenditures to a calculation based on the estimated capital expenditures required to replace revenue generating assets (including production and producing reserves from its oil and natural gas operations and vehicles and other equipment from its oilfield services operations) on an individualized basis. With respect to its oil and natural gas operations, estimated maintenance capital expenditures represents the average cost to replace a barrel of oil equivalent, using the historical average finding and development costs over the preceding five-year period and the actual production volume for such period.  With respect to its oilfield services operations, estimated maintenance capital expenditures represent the estimated replacement costs for current equipment whose useful lives are scheduled to be completed during the given year.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. The tables included in this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Investors should not consider Adjusted EBITDA, DCF or Coverage Ratio in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP.  Because Adjusted EBITDA, DCF and Coverage Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of Adjusted EBITDA and DCF to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA and DCF to net income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013 (1)	2014	2013 (1)
	(in thousands, except coverage ratio)
Net income	$1,586	$8,151	$54	$6,754
Interest expense	1,015	487	1,984	2,566
Income tax benefit	—	—	—	(12,126)
Depreciation, depletion and amortization	10,289	3,577	19,567	6,772
Accretion expense	74	57	143	86
Non-cash compensation expense	386	—	644	7,738
Non-recurring advisory and transaction expenses	1,321	461	3,232	461
Gain on investment in acquired business	(2,298)	—	(2,298)	—
Loss (gain) on derivative contracts, net	1,396	(6,182)	4,528	(856)
Cash paid on settlement of derivative contracts	(983)	(120)	(3,412)	(341)
Change in fair value of contingent consideration	(1,345)	—	(912)	—
Adjusted EBITDA (2)	11,441	6,431	23,530	11,054
Cash paid for interest	860	—	1,859	1,020
Estimated maintenance capital expenditures (3)	3,969	2,050	7,648	3,097
Distributable cash flow	$6,612	$4,381	$14,023	$6,937
Aggregate distributions for period (4)	$9,307
Coverage Ratio (4) (5)	0.71
__________

(1) Reflects certain changes to align to current methodology for preparing Adjusted EBITDA.

(2) Adjusted EBITDA attributable to the EFS and RPS acquisitions would have been approximately $8.4 million based on historical financial information of EFS and RPS for the second quarter of 2014 and utilizing the Partnership’s methodology for calculating Adjusted EBITDA.

(3) Amounts reflect management’s estimates of maintenance capital expenditures during the period presented. Actual maintenance capital expenditures will vary depending on various factors, including, but not limited to, maintenance schedules and the timing of capital projects. Of the estimated maintenance capital expenditures for the three months ended June 30, 2014, approximately $3.6 million (439,958 Boe produced x $8.20 Boe produced) relates to the exploration and production segment and approximately $0.3 million relates to the oilfield services segment.

(4) Excludes approximately $1.1 million of distributions paid on common units issued in connection with the acquisitions of EFS, RPS, and MCCS on June 26, 2014. Including such distributions would result in a Coverage Ratio of 0.64x for the second quarter 2014 distribution.

(5) Including Adjusted EBITDA attributable to the EFS/RPS acquisition noted in footnote (2) above is estimated to have resulted in a Coverage Ratio range of 1.15 - 1.25x for the three months ended June 30, 2014.

Reconciliation of Adjusted EBITDA by segment to net income (loss) by segment:

	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
	E&P	OFS	E&P	OFS
	(in thousands)
Net income (loss)	$2,431	$(845)	$2,180	$(2,126)
Interest expense	888	127	1,745	239
Depreciation, depletion and amortization	6,896	3,393	12,714	6,853
Accretion expense	74	—	143	—
Non-cash compensation expense	386	—	644	—
Non-recurring advisory and transaction expenses	1,104	217	3,015	217
Gain on investment in acquired business	(2,298)	—	(2,298)	—
Loss on derivative contracts, net	1,396	—	4,528	—
Cash paid on settlement of derivative contracts	(983)	—	(3,412)	—
Change in fair value of contingent consideration	(1,345)	—	(912)	—
Adjusted EBITDA	$8,549	$2,892	$18,347	$5,183

Conference Call
A conference call for investors will be held tomorrow, August 12, 2014, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Partnership’s second quarter 2014 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, Richard D. Finley, Chief Financial Officer, and Dikran Tourian, President - Oilfield Services Division.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 13588109. The replay will be available until August 26, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors-Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is a vertically integrated independent energy partnership. The Partnership is actively engaged in the development and production of its onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its Oilfield Services subsidiaries. For more information on the Partnership, please visit www.newsource.com.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except per unit amounts)
Revenues:
Oil sales	$4,402	$1,636	$8,348	$2,834
Natural gas sales	3,850	2,642	9,217	4,449
NGL sales	8,466	6,371	18,004	12,726
Oilfield services	10,100	—	18,676	—
Total revenues	26,818	10,649	54,245	20,009
Operating costs and expenses:
Oil, natural gas and NGL production	4,516	2,827	9,019	5,274
Production taxes	792	486	1,671	1,439
Cost of providing oilfield services	5,968	—	10,534	—
Depreciation, depletion and amortization	10,289	3,577	19,567	6,772
Accretion	74	57	143	86
General and administrative	3,489	1,246	9,050	10,100
Total operating costs and expenses	25,128	8,193	49,984	23,671
Operating income (loss)	1,690	2,456	4,261	(3,662)
Other income (expense):
Interest expense	(1,015)	(487)	(1,984)	(2,566)
(Loss) gain on derivative contracts, net	(1,396)	6,182	(4,528)	856
Gain on investment in acquired business	2,298	—	2,298	—
Other income	9	—	7	—
Income (loss) before income taxes	1,586	8,151	54	(5,372)
Income tax benefit	—	—	—	12,126
Net income	1,586	8,151	54	6,754
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income attributable to New Source Energy Partners L.P.	$1,586	$8,151	$54	$6,754

Net income prior to purchase of properties from New Source Energy on February 13, 2013				$5,303
Net income subsequent to purchase of properties form New Source Energy on February 13, 2013 and allocable to units	$1,586	$8,151	$54	$1,451

Net income per unit:
Net income per general partner unit	$0.11	$0.89	$(0.02)	$0.03
Net income per subordinated unit	$0.11	$0.89	$(0.02)	$0.02
Net income per common unit	$0.11	$0.89	$0.01	$0.22

New Source Energy Partners L.P.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2014	December 31, 2013
	(in thousands, except unit amounts)
ASSETS
Current assets:
Cash	$8,368	$7,291
Restricted cash	975	—
Accounts receivable	39,004	12,609
Other current assets	4,871	1,114
Total current assets	53,218	21,014

Oil and natural gas properties, at cost using full cost method of accounting:
Proved oil and natural gas properties	325,332	291,829
Less: Accumulated depreciation, depletion, and amortization	(141,675)	(128,961)
Total oil and natural gas properties, net	183,657	162,868
Property and equipment, net	56,459	8,166
Intangible assets, net	99,226	35,009
Goodwill	38,159	23,974
Other assets	4,579	3,679
Total assets	$435,298	$254,710

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,451	$3,267
Accounts payable-related parties	8,901	8,221
Factoring payable	16,164	1,907
Contingent consideration payable	26,579	—
Derivative contracts	3,135	3,167
Current portion of long-term debt	21,677	719
Total current liabilities	89,907	17,281
Long-term debt	87,867	80,014
Contingent consideration payable to related parties	—	6,320
Asset retirement obligations	3,787	3,455
Other liabilities	1,016	387
Total liabilities	182,577	107,457
Commitments and contingencies
Unitholders' equity:
Common units (15,428,822 units outstanding at June 30, 2014 and 9,599,578 units outstanding at December 31, 2013)	269,417	151,773
Common units held in escrow	(9,407)	—
Subordinated units (2,205,000 units issued and outstanding at June 30, 2014 and December 31, 2013)	(19,921)	(17,334)
General partner's units (155,102 units issued and outstanding at June 30, 2014 and December 31, 2013)	(1,356)	(1,174)
Total New Source Energy Partners L.P. unitholders' equity	238,733	133,265
Noncontrolling interest	13,988	13,988
Total unitholders' equity	252,721	147,253
Total liabilities and unitholders' equity	$435,298	$254,710